Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 of Form S-1 of Laureate Education, Inc. of our report dated March 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision discussed in Note 2, the disclosure of the earnings (loss) per share information discussed in Note 17, and subsequent events discussed in Note 26 as to which the date is October 1, 2015 relating to the financial statements, and financial statement schedules, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

December 23, 2015